Exhibit 99.1
Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Announces Record Annual Sales and EPS for 2007
Record Earnings Per Share of $1.46 includes Non-Cash Charge of $2.4 million or $0.16 Per Share
CENTENNIAL, Co., November 8, 2007 — Penford Corporation (Nasdaq: PENX), a leading supplier of ingredient systems for food and industrial applications, today reported record sales and profits for the year ended August 31, 2007. Net income and earnings per diluted share for fiscal 2007 more than tripled to $13.5 million, or $1.46 per share, despite a non-cash charge of $2.4 million or $0.16 per share, up from last year’s net income of $4.2 million, or $0.47 per share. Quarterly net income was $4.3 million, or $0.45 per diluted share, compared to net income of $2.6 million, or $0.28 per diluted share last year. Included in annual and fourth quarter 2007 operating income was an accrual of $2.4 million in connection with a pending 2004 lawsuit. The Company recorded the non-cash charge in the operating results for the Industrial Ingredients segment as a loss contingency; the amount to be determined at final disposition of the matter may be higher or lower than the accrual.
Fiscal 2007 Consolidated Fourth Quarter and Annual Results
Fourth quarter consolidated sales increased $11.9 million, or 14.1%, to an all-time high of $96.2 million from $84.3 million a year ago. Sales rose on higher average unit pricing and product mix improvements in all businesses, new product introductions by the North American Food Ingredients segment as well as favorable foreign currency exchange rates. Gross margin as a percent of sales widened to 20.8% from 16.5% a year ago on revenue gains, improved corn procurement costs in the Industrial Ingredients business and increased manufacturing efficiencies in the Food Ingredients and Australian segments. Operating expenses increased $0.5 million due to employee costs and legal fees. Consolidated operating income was $7.1 million, which includes the $2.4 million charge described above, up 65% from $4.3 million last year.

Sales for fiscal 2007 expanded 13.8% to $362.4 million from $318.4 million a year ago on better unit pricing and product mix in all business segments and stronger foreign currency exchange rates in Australia and New Zealand. Consolidated gross margin increased 42.8% to $64.2 million and, as a percent of sales, to 17.7% from 14.1% a year ago, due to sales growth and improved production efficiencies worldwide. Operating expenses increased to $31.4 million from $29.5 million last year, but declined as a percent of sales to 8.7% compared with 9.3% a year ago. Fiscal 2007 consolidated operating income more than doubled to $23.6 million. This compares with consolidated operating income of $9.3 million last year. Included in 2007 operating income was a charge of $2.4 million accrued as a loss contingency in connection with a pending 2004 lawsuit.
Interest expense of $5.7 million in fiscal 2007 was $0.2 million less than in fiscal 2006 due to reduced interest-bearing debt balances and lower floating interest rates. Interest expense of $0.4 million associated with the expansion of the Company’s wet milling capabilities at its Cedar Rapids facility was capitalized during the year. A total of $20.0 million of costs attributable to the construction project had been capitalized as of August 31, 2007. Income tax expense increased to $6.0 million from $1.0 million last year as the Company expanded earnings in higher tax rate jurisdictions. Net income and earnings per diluted share were $13.5 million, or $1.46 per share, which includes an accrual of $2.4 million, or $0.16 per diluted share recorded as a loss contingency in connection with the previously mentioned pending 2004 lawsuit. Annual sales, gross margins, operating profits, net income and earnings per share all represent record performance levels for the Company.
Fourth Quarter Fiscal 2007 Segment Results
The Company’s North American Industrial Ingredients business reported that quarterly sales increased $6.9 million, or 15.5%, to $51.3 million from $44.4 million last year. Higher unit prices in every category and mix improvements contributed $4.7 million of the $6.9 million revenue growth. The impact from passing through higher corn prices to customers added $5.8 million. Total volumes declined 9% as paper industry customers closed plants to align capacity with demand. However, operating rates for coated and uncoated free-sheet categories are now above 90%, a favorable condition that the Company believes will reinforce the value proposition for Penford’s high performance processing ingredients which enable customers to run their plants at greater utilization rates. Gross margins improved by $4.2 million, or 58%, on increased pricing and more effective corn procurement strategies. Gross margin as a percent of sales increased to 22.4% from 16.5% a year ago.

Operating income rose 26.2% to $5.4 million despite the negative impact of the $2.4 million charge discussed above, from $4.2 million last year.
Quarterly sales in the North American Food Ingredients business grew 9.1% to $16.1 million from $14.8 million last year on increased average selling prices and a higher margin product mix. Revenue from potato coating applications, equal to about half of the total mix, decreased 4%. Non-coating sales, which trade at a premium price to coating products, rose 25%. The protein, dairy and soups/sauces/gravy categories expanded at double-digit rates. Sales of products with formulations designed for the pet chew and treat markets contributed over half of the sales gain in this segment during the quarter. Gross margin increased 25.5% to $5.1 million from $4.0 million last year, reflecting revenue expansion and improved production efficiencies. Operating income rose 26.1% to $2.8 million from $2.2 million a year ago.
Fourth quarter revenue at the Company’s Australia/New Zealand business was $28.9 million, up $3.6 million from last year, primarily due to a 12% increase in Australian Dollar currency exchange rates. Higher unit pricing offset the impact of $0.9 million in additional wheat costs caused by a continuing drought in the region. Manufacturing costs declined and gross margin improved 31.4% to $3.4 million and, as a percent of sales, expanded to 11.9% from 10.3% a year ago. Operating income of $1.7 million for the fourth quarter grew by 150% over last year’s operating income of $0.7 million.
“The strong fourth quarter finish completes an outstanding year for the Company,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “Each business achieved record sales this year. Customers are validating value propositions Penford offers by purchasing more high-margin applications. Our products are being manufactured more efficiently. The management team in each segment has built a sustainable position for competitive success by delivering superior total value through service, innovation and product performance.”
Conference Call
Penford will host a conference call to discuss fourth quarter and annual financial and operational results today, November 8, 2007 at 11:00 a.m. Eastern Standard time. Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in the Company’s other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; unanticipated ethanol facility construction or procurement delays that could result in delay in the timing of the commencement of ethanol production; unexpected cost overruns; technical difficulties, nonperformance by contractors or mandated changes in project requirements or specifications; changes in general economic conditions or developments with respect to specific industries, markets or customers which affect demand for the Company’s products, including unfavorable shifts in product mix;adverse litigation results or unanticipated third party claims; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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CHARTS TO FOLLOW

Penford Corporation	Three months ended		Year ended
Financial Highlights	August 31		August 31
(In thousands except per share data)	2007	2006	2007	2006
	(unaudited)
Consolidated Results

Sales	$96,217	$84,308	$362,364	$318,419
Net income	$4,283	$2,553	$13,517	$4,228
Earnings per share, diluted	$0.45	$0.28	$1.46	$0.47

Results by Segment

Industrial Ingredients:
Sales	$51,307	$44,396	$194,957	$165,850
Gross margin	22.4%	16.5%	18.0%	12.8%
Operating income	5,354	4,244	19,251	9,121

Food Ingredients — North America:
Sales	$16,094	$14,752	$62,987	$57,156
Gross margin	31.4%	27.3%	30.1%	26.6%
Operating income	2,753	2,183	10,684	7,819

Australia/New Zealand:
Sales	$28,948	$25,326	$105,244	$96,121
Gross margin	11.9%	10.3%	9.6%	8.9%
Operating income	1,662	663	3,269	1,735

	August 31,	August 31,
	2007	2006
Current assets	$105,279	$89,916
Property, plant and equipment, net	146,663	124,829
Other assets	36,446	35,923

Total assets	288,388	250,668

Current liabilities	66,246	57,843
Long-term debt	63,403	53,171
Other liabilities	33,063	32,202
Shareholders’ equity	125,676	107,452

Total liabilities and equity	$288,388	$250,668

Penford Corporation	Three months ended		Year ended
Consolidated Statements of Income	August 31		August 31
(In thousands except per share data)	2007	2006	2007	2006
	(unaudited)
Sales	$96,217	$84,308	$362,364	$318,419

Cost of sales	76,220	70,369	298,203	273,476

Gross margin	19,997	13,939	64,161	44,943

Operating expenses	8,583	8,049	31,391	29,477
Research and development expenses	1,926	1,606	6,812	6,198
Other costs	2,400	—	2,400	—

Income from operations	7,088	4,284	23,558	9,268

Non-operating income, net	550	486	1,645	1,896
Interest expense	1,274	1,513	5,711	5,902

Income before income taxes	6,364	3,257	19,492	5,262

Income tax expense	2,081	704	5,975	1,034

Net income	$4,283	$2,553	$13,517	$4,228

Weighted average common shares and equivalents outstanding, diluted	9,462	9,051	9,283	9,004

Earnings per share, diluted	$0.45	$0.28	$1.46	$0.47

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24
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